EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	State of Formation and Organization	Trade Name

Westwood Hills, LLC	New Jersey	Westwood Hills

Wayne PSC, LLC	New Jersey	Preakness S/C

Grande Rotunda, LLC	Maryland

FREIT Regency, LLC	New Jersey	Regency Club

Station Place on Monmouth, LLC	New Jersey	Station Place

Berdan Court, LLC	New Jersey	Berdan Court

91